EXHIBIT 99

May 20, 2019    Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco to Acquire Corenso Holdings America
Expands Company’s Sustainable Paperboard and Core Converting Operations

HARTSVILLE, S.C., U.S. - Sonoco (NYSE: SON), one of the most sustainable, diversified global packaging companies, today announced it has signed a definitive agreement to acquire Corenso Holdings America, Inc. from a company owned by investment funds advised by Madison Dearborn Partners, LLC and management for approximately $110 million in cash. Corenso Holdings America (CHA) is a leading U.S. manufacturer of uncoated recycled paperboard (URB) and high-performance cores used in the paper, packaging films, tape, and specialty industries. The transaction is subject to normal regulatory review and is expected to close in the third quarter of 2019.

Corenso Holdings America produced net sales of approximately $75 million in 2018 and operates a 108,000-ton per year uncoated recycled paperboard mill in Wisconsin Rapids, Wis., as well as two core converting facilities in Wisconsin Rapids and Richmond, Va., which combined employ approximately 175 associates.

According to Rob Tiede, Sonoco president and chief executive officer, “The acquisition of Corenso Holdings America creates a long-term opportunity for Sonoco as CHA operates a best-in-class uncoated recycled paperboard mill that is capable of producing a wide variety of coreboard grades, in addition to providing attractive core converting assets and long-term partnerships with customers.”

Tiede added, “Along with its attractive assets and customer mix, 100 percent of Corenso Holdings America products are made from recycled raw materials, which further enhances Sonoco’s sustainability commitment to increase by weight the amount we recycle or cause to be recycled up to 85 percent relative to the volume of products we put into the global marketplace by 2025.”

The acquisition of Corenso Holdings America will be modestly accretive to Sonoco’s earnings in 2019 and there are no expected planned changes in operating leadership and customer relationships. When the transaction is completed, CHA’s financial results will be reported within Sonoco’s Paper/Industrial Converted Products segment.

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2019 as well as Barron’s 100 Most Sustainable Companies. For more information, visit www.sonoco.com.

About Madison Dearborn Partners
Madison Dearborn Partners, LLC (MDP), based in Chicago, is a leading private equity investment firm in the United States. Since MDP’s formation in 1992, the firm has raised seven funds with aggregate capital of approximately $23 billion and has completed over 140 investments. MDP is currently investing out of its most recent fund, $4.4 billion MDCP Fund VII, in businesses across a broad spectrum of industries, including basic industries; business and government software and services; financial and transaction services; health care; and telecom, media and technology services. For more information, please visit www.mdcp.com.

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